Exhibit 99.1

March 3rd, 2011

Pan American Goldfields Ltd Announces Acquisition of the Cerro Delta Gold Project in the Maricunga Gold Belt

BROOMFIELD, CO, March 3rd 2011   Further to its press release of December 21st,  2010, Pan American Goldfields Ltd (OTCBB:"MXOM") (the "Company") is pleased to announce  it has executed an agreement with Compania Minera Alto Rio Salado S.A., a private Argentine entity, for the acquisition of the 15,000 hectare Cerro Delta project in northwest La Rioja Province, Argentina. Under the agreement the Company must pay $150,000 on signing (paid), and $200,000 on the first anniversary, $500,000 on the second, $750,000 on the third, $1.2 million on the fourth, and $2.2 million on the fifth anniversary,  with a final option payment of $5 million due on the sixth anniversary to purchase a 100% interest in the project. All figures are in US dollars. The vendor will retain a 1% NSR. All payments are completely optional, and the Company has no work commitments beyond the minimal requirements to maintain the mining rights under Argentine law.

In conjunction with the acquisition, the Company has completed a private placement of 5 million units at $0.20 per unit, for total proceeds of $1 million. Each unit consists of one share and one share purchase warrant. Each warrant is convertible into one share at a conversion price of $0.30 for a period of two years from the closing date.

The company is also pleased to announce the appointment of Mr. Bruno Le Barber to its Board of Directors. Mr. Le Barber is the co-founder of Vortex Capital, a Hong Kong based gold fund. Previously he was a Vice President at Morgan Stanley in London where he advised trading desks and a large investor base while publishing macro-economic studies. Mr. Le Barber was also a global technical strategist with ABN Amro in Paris. He manages Vortex together with Emilio Alvarez, former Executive Director, Equity Research with Morgan Stanley in London.

The Cerro Delta project is located approximately 20 km east of the 28.8 million ounce (resource) Cerro Casale gold project which is being developed by Barrick and Kinross and 29 km southeast of the even larger Caspiche project currently being evaluated by Exeter Resource Corporation. Cerro Delta is located along a regional fault structure trending west-northwest to east-southeast which is associated with the the Aldebaran,  CerroCasale, Quebrada Seca, and Maricela deposits in Chile before crossing into Argentina and intersecting the Cerro Delta project.

The deposits of the Maricunga Belt are often very large but low grade porphyry gold-copper type deposits with variably oxidized sulfide stockwork or veinlets with or without associated copper (Maricunga, Volcan, Caspiche, Cerro Casale) or high sulfidation type epithermal quartz veins and stockworks with better grades and without copper (La Coipa, Lobo-Marte). It is common to have both deposit types in a single large deposit area such as is the case with the Cerro Delta project. In addition, most deposits in the Maricunga Belt exhibit a zoned alteration pattern with an area of potassic alteration flanked by argillic and advanced argillic alteration with some amount of silicification, which is also common to Cerro Delta. Also common to deposits of the Maricunga Belt are large scale faults and lineaments of a general north-south trend and which tend to localize the emplacement of mineralized intrusions. At Cerro Delta these regional structures are mostly N-S, NNW and E-W with several intersecting zones which appear related to alteration and mineralization.

Gold mineralization at Cerro Delta is hosted in both a Miocene porphyry (Cerro Porfiro) and a peripheral high sulphidation epithermal system (Cerro Delta). The mineralization in the porphyry is in a stockwork system of quartz and sulphide veinlets mainly emplaced in the potassic alteration zone with gold contents in rock samples at surface grading up to 0.8 g/t. In the epithermal system the gold is in siliceous breccias with gold contents up to 4.0 g/t. There are large +100 ppb gold-in-soil anomalies that cover both the porphyry and the epithermal mineralization which are also coincident with IP geophysical anomalies. The entire auriferous zone which overlays the porphyry and the epithermal system is approximately 1.5 km by 2km in size.

A geophysical program was performed on Cerro Delta in 2008 which outlined several large IP anomalies that are associated with both the Cerro Porfiro (high chargeability) and Cerro Delta (high resistivity) areas, another characteristic in common with the known deposits along the Maricunga belt. At Cerro Delta these IP chargeability anomalies extend to 1,000 m by 600 m in area. Coincident with the IP anomalies are two areas of gold-in-soil anomalies with anomalous values from 25 to over 100 ppb gold that form several contiguous zones measuring up to 200 m by 800 m in area. Similar gold in soil anomalies are noted over the Refugio, Caspiche and Cerro Casale deposits. For example, the gold in soil and rock chip anomalous gold zone originally mapped by Anglo American at Capiche measured 650 by 300 meters.

The Cerro Delta project is drill ready and the company intends to begin drilling in the fourth quarter of 2011.

“The acquisition of the Cerro Delta project is a watershed event for the company” noted   President Miguel De Nanno. “It is a drill ready, very high impact exploration project which in addition to containing a large anomalous gold zone has many other compelling similarities to large deposits in the area. I would like to emphasize just how aggressively we intend to pursue this project and others in the region. I would also like to welcome to the board Mr. Le Barber. His expertise in international finance and gold markets makes him a very valuable member of our board and I look forward to working with him in the future.”

On behalf of the Board of Directors

Miguel Di Nanno, President

Safe Harbor Disclosure

The information in this press release contains forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, the future financial and operating performances of our projects; the estimation of mineral resources and the realization of mineral reserves, if any, on our existing and any future projects; the timing of exploration, development, production activities and estimated future production, if any; estimates related to costs of production, capital, operating and exploration expenditures; requirements for additional capital and our ability to raise additional capital on a timely basis and on acceptable terms; government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses; title disputes or claims against our existing and any future projects; and the future price of gold, silver, or other minerals. These and other factors can be found in our filings with the SEC. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

SOURCE: Pan American Goldfields Ltd.

The technical information in this release has been reviewed by Gary Parkison, CPG, a member of the Board of Directors and a Qualified Person under the terms of NI43-101.